Exhibit 99(d)(1)

SPROTT FUNDS TRUST

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Investment Advisory Agreement (the “Agreement”) is made and entered into on March 1, 2024 by and among Sprott Asset Management USA Inc, a California corporation (the “Adviser” or “SAM USA”) and Sprott Funds Trust, a Delaware statutory trust (the “Trust”), regarding the Funds listed in Appendix A (the “Fund(s)”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Sprott Asset Management USA Inc., a California corporation (“SAM USA”) and the Trust entered into an Investment Advisory Agreement dated as of March 13, 2019, as amended and restated on November 15, 2021, February 2, 2023, March 22, 2023, March 6, 2024 and amendment June 30, 2023; and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved the Amendment and this Amended and Restated Investment Advisory Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Appointment of the Adviser. The Trust desires to employ each Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust dated January 3, 2018, and in such Fund’s Prospectus and the Statement of Additional Information as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to each Fund. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.             Delivery of Fund Documents. The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust;

(b)	By-Laws;

(c)	Resolutions of the Board of Trustees of the Trust selecting SAM as investment adviser to the Funds and approving the form of this Agreement; and

(d)	The Trust’s Form N-1A Registration Statement.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.             Services provided by the Adviser. Subject to the oversight and direction of the Board, the Adviser will, either directly or by employing suitable sub-advisers: (a) act in strict conformity with the Trust’s Declaration of Trust, the Trust’s Bylaws, the 1940 Act and the Investment Advisers Act of 1940, as amended; (b) manage the Funds and furnish a continual investment program for each Fund in accordance with such Fund’s investment objective and policies as described in the Fund’s Prospectus; (c) make investment decisions for each Fund; (d) provide the Funds with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for each Fund; what securities shall be held or sold by each Fund, and allocate assets of each Fund to separate sub-accounts of the approved sub-advisers, and determine what portion of the Fund’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board every quarter; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Funds. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that a Fund may hold or contemplate purchasing. The appointment of sub-advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Trust. The Adviser shall initially determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to each Fund’s benchmark index in exchange for “Creation Units” for each Fund and the securities that will be applicable that day to redemption requests received for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s custodian with respect to such designations).

The Adviser will keep the Trust informed of developments materially affecting the Funds, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

4.             Allocation of Charges and Expenses. The Adviser will make available, without expense to the Trust or the Funds, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Funds. The Adviser will not be required to pay any investment advisory related expenses of the Funds other than those specifically allocated to it in this paragraph. In particular, but without limiting the generality of the foregoing, each Fund will be required to pay brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. Each Fund shall be identified in Appendix A as either a “Unitary Fee Fund” or “Non-Unitary Fee Fund.” Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, each Non-Unitary Fee Fund shall pay all costs and expenses in connection with its operation. The Adviser shall pay the costs and expenses of each Unitary Fee Fund in connection with its operation as set forth in Appendix A.

5.             Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee set forth in Appendix A, accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount set forth in Appendix A.

6.             Services to other Accounts. The Trust understands that the Adviser acts as investment adviser to other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever a Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by a Fund or the size of the position purchased or sold by the Fund. In addition, the Trust understands that the persons employed by the Adviser to provide service to the Funds in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

7.             Brokerage and Avoidance of Conflicts of Interest. In connection with purchases or sales of Fund securities for the account of the Funds, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of Fund securities for each Fund’s account with brokers or dealers selected by the Adviser or delegate such functions to a sub-adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Fund the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

The parties agree that it is in the interests of the Funds that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Funds than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.

8.             Standard of Care; Limitation of Liability. The Adviser will exercise its best judgment in rendering the services described herein. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

9.             Voting. The Adviser will take any action and provide any advice with respect to the voting of securities held by a Fund in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time, provided that the Adviser may delegate its authority to vote the proxies of securities held by a Fund to a sub-adviser.

10.           Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years from the effective dates with respect to each Fund noted in Appendix A, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund, individually, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11.         Amendment of this Agreement. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

12.           Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Sprott Asset Management USA Inc.
1910 Palomar Point Way, Suite 200

Carlsbad, CA 92008

To the Trust or the Fund at:

Sprott Funds Trust
320 Post Road, Suite 230
Darien, Connecticut 06820

with a copy to:

Bibb L. Strench
Thompson Hine LLP
1919 M Street, N.W., Suite 700
Washington, D.C. 20036

13.           Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.

14.           Miscellaneous. Neither the holders of shares of the Funds nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SPROTT ASSET MANAGEMENT USA Inc.		SPROTT FUNDS TRUST

By:	/s/ Thomas W. Ulrich	By:	/s/ Thomas W. Ulrich
Name:	Thomas W. Ulrich	Name:	Thomas W. Ulrich
Title:	General Counsel & Chief Compliance Officer	Title:	President

Appendix A

Advisory Fee Rate
Series	Unitary Fee/Non- Unitary Fee	Advisory Fee (% of net assets)
Sprott Gold Miners ETF	Non-Unitary Fee	0.35%
Sprott Gold Miners Junior ETF	Non-Unitary Fee	0.35%
Sprott Uranium Miners ETF	Unitary Fee	0.85% on assets $0-$500 million 0.80% on assets $500 million- $1 billion 0.70% on assets greater than $1 billion
Sprott Energy Transition Materials ETF	Unitary Fee	0.65%
Sprott Junior Copper Miners ETF	Unitary Fee	0.75%
Sprott Nickel Miners ETF	Unitary Fee	0.75%
Sprott Lithium Miners ETF	Unitary Fee	0.65%
Sprott Junior Uranium Miners ETF	Unitary Fee	0.80%
Sprott Copper Miners ETF	Unitary Fee	0.65%

Unitary Fees
Series	Unitary Fee Arrangement
Sprott Uranium Miners ETF

The Adviser agrees to pay all expenses incurred by the Fund except for the fee paid to the Adviser pursuant to this Agreement, interest, taxes, brokerage commissions and other expenses incurred in placing or settlement of orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (collectively, “Excluded Expenses”).

The Trust acknowledges and agrees that the Adviser may delegate its responsibility to pay some or all expenses incurred by the Fund, except for Excluded Expenses, to one or more third parties, including but not limited to, each Sub-Adviser.

Non-Unitary Fees
Series	Non-Unitary Fee Arrangement
Sprott Gold Miners ETF	See Section 4 of this Agreement: Allocation of Charges and Expenses.
Sprott Junior Gold Miners ETF	See Section 4 of this Agreement: Allocation of Charges and Expenses.

Effective Dates
Series	Date
Sprott Gold Miners ETF	July 22, 2019
Sprott Gold Miners Junior ETF	July 22, 2019
Sprott Uranium Miners ETF	April 22, 2022
Sprott Junior Copper Miners ETF	February 2, 2023
Sprott Junior Copper Miners ETF	February 2, 2023
Sprott Lithium Miners ETF	February 2, 2023
Sprott Junior Uranium Miners ETF	February 2, 2023
Sprott Nickel Miners ETF	March 22, 2023
Sprott Copper Miners ETF	March 6, 2024